Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-229662) of Rhinebeck Bancorp, Inc. of our report as of and for the year ended December 31, 2018 dated March 28, 2019, relating to the consolidated financial statements of Rhinebeck Bancorp, Inc., which appears in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Baker Tilly Virchow Krause, LLP

New York, New York

March 26, 2020